Exhibit 10.13

VESSEL PURCHASE AGREEMENT

between

SUPERIOR ENERGY SERVICES, L.L.C.

and

HERCULES OFFSHORE LLC

Dated as of May 19, 2005

VESSEL PURCHASE AGREEMENT

This VESSEL PURCHASE AGREEMENT (this “Agreement”), dated as of May 19, 2005, is by and between Superior Energy Services, L.L.C., a Louisiana limited liability company (“Superior”), and Hercules Offshore LLC, a Delaware limited liability company (“Hercules”).

W I T N E S S E T H:

WHEREAS, Superior is the owner of the liftboats listed on Schedule A, including all of their machinery, cranes, equipment, furnishings and on-board consumables (each a “Vessel” and, collectively, the “Vessels”);

WHEREAS, Superior desires to sell the Vessels to Hercules upon the terms and conditions set forth herein; and

WHEREAS, Hercules desires to acquire the Vessels upon such terms and conditions.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hercules and Superior hereto represent and agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE VESSELS

1.1 Sale of the Vessels. On the Closing Date (as defined below), Superior hereby agrees to sell to Hercules, and Hercules hereby agrees to purchase from Superior, the Vessels, upon the terms and subject to the conditions set forth in this Agreement. Except for the Vessels and as specifically provided for in this Agreement, Hercules shall acquire no other assets or property, including any goodwill, intangibles or contractual rights, of Superior. In addition, Hercules shall acquire no distribution systems, customers, operating rights or production techniques of Superior pursuant to this Agreement.

1.2 Purchase Price. The purchase price of the Vessel shall be $20 million (the “Purchase Price”), of which $19.5 million (the “Closing Payment”) shall be payable in accordance with Section 2.1 below and of which $0.5 million (the “Holdback Amount”), subject to reduction as set forth in this Section 1.2, shall be payable on or before the 100th day after the Closing Date (the “Holdback Payment Date”); provided, however, that the Holdback Amount shall be reduced to the extent (and only to the extent) that the costs reasonably incurred by Hercules on or prior to the 90th day after the Closing Date for the minimum repairs required for any Vessel listed on Schedule 1.2 to meet United States Coast Guard requirements for the issuance of a Certificate of Inspection with respect to such Vessel exceed the budgeted amount set forth across from the name of each such Vessel on Schedule 1.2. If the cost of any repairs described above exceed the budgeted amount listed on Schedule 1.2 with respect to any such Vessel, at least five days prior to the Holdback Payment Date, Hercules shall provide Superior with a notice setting forth the amount by which Hercules proposes to reduce the Holdback Amount and copies of all invoices or other supporting documentation describing the repairs performed on each such Vessel and the costs and expenses associated therewith.

1.3 “As is, Where is” Sale. THE VESSELS ARE BEING SOLD ON AN “AS IS, WHERE IS” BASIS AND HERCULES SHALL ACCEPT DELIVERY OF THE VESSELS FROM SUPERIOR IN SUCH CONDITION. EXCEPT AS SET FORTH IN SECTION 3.4, NO REPRESENTATIONS OR

WARRANTIES, EITHER EXPRESSED OR IMPLIED, ARE MADE WITH RESPECT TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, OPERATION, SEAWORTHINESS, VALUE, MARKETABILITY, MERCHANTABILITY, USEFULNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE VESSELS, INCLUDING WITHOUT LIMITATION (A) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESSED WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE, AND (C) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF OR RELATED TO ANY DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE VESSELS. SUPERIOR DOES NOT WARRANT THAT THE VESSELS ARE FREE FROM REDHIBITORY OR OTHER LATENT DEFECTS OR VICES. HERCULES HEREBY (I) EXPRESSLY WAIVES ALL RIGHTS IN REDHIBITION AND FOR REDUCTION OF THE PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 ET SEQ. AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2476 AND (II) RELEASES SUPERIOR FROM ANY LIABILITY FOR REDHIBITORY OR OTHER LATENT DEFECTS OR VICES UNDER LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548.

1.4 Closing. The consummation of the sale and purchase of the Vessels (the “Closing”) shall take place in accordance with the terms of this Agreement on a business day to be mutually agreed upon by Hercules and Superior (the “Closing Date”) on or before May 31, 2005 (or such later date as the parties may mutually agree in writing). The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date (the “Effective Time”). On the Closing Date, Hercules shall deliver the Closing Payment to Superior, Superior shall cause the Vessels to be delivered to Hercules free and clear of all Encumbrances (as defined below) and Hercules and Superior each shall provide the other documents, certificates and instruments required to be delivered pursuant to Article 2. Each of the parties agree that time is of the essence and that it will use its best efforts to satisfy the conditions to Closing set forth in Article 2 that are within its control and that are capable of being satisfied prior to the Closing Date not later than the second business day in advance of the date the parties establish as the Closing Date. Upon completion of the Closing, title, ownership and possession of the Vessels shall pass to Hercules and Hercules shall take possession of the Vessels wherever they are located at the Effective Time.

1.5 Total or Constructive Total Loss of Vessel. If any Vessel shall suffer an actual or constructive total loss prior to the Closing, including, without limitation, by governmental or private seizure or arrest, forced sale or other involuntary transfer, then the Purchase Price shall be reduced by the amount set forth on Schedule A across from the name of such Vessel suffering such loss.

1.6 Other Loss or Damage of Vessel. If between the date of this Agreement and the Effective Time any of the Vessels shall suffer any damage (other than an actual or constructive total loss) to its hull or material equipment or machinery, then no adjustment shall be made to the Purchase Price and Superior shall be responsible for repairing any such damage at Superior’s sole cost and expense, and Hercules shall make such Vessel available to Superior after the Closing for the purpose of allowing Superior to perform such repairs; provided, however, that Superior shall not be obligated to repair any such damage if the cost of such repair is not reasonably expected to exceed $25,000. Superior shall use commercially reasonable efforts to complete any such repairs in as short a time as possible.

1.7 Allocation of Purchase Price. Schedule A attached hereto sets forth the allocation established by Superior and Hercules of the Purchase Price among the Vessels. The allocation set forth on Schedule A will be used by Superior and Hercules as the basis for reporting asset values and other items for purposes of all required tax returns, and Superior and Hercules shall not assert in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth in Schedule A.

ARTICLE 2

CONDITIONS PRECEDENT

The respective obligations of Superior to sell the Vessel to Hercules and Hercules to pay the Purchase Price for the Vessels are subject to the satisfaction of the following conditions precedent:

2.1 Deliveries by Hercules. At the Closing, Hercules shall deliver to Superior the following:

(a) The Closing Payment by wire transfer of immediately available funds to an account designated by Superior;

(b) A protocol of delivery and acceptance with respect to each of the Vessels in the form attached hereto as Exhibit A (the “Protocols of Delivery and Acceptance”), duly executed by Hercules;

(c) A certificate executed by the Secretary of Hercules certifying the names, titles and signatures of the officer(s) authorized to execute this Agreement and further certifying that the execution, delivery and performance of this Agreement, the other documents, certificates and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action on the part of Hercules; and

(d) A certificate, executed by an authorized officer of Hercules, certifying that all representations and warranties of Hercules are true and correct in all material respects on and as of the time of the Closing with the same effect as though made on and as of such date.

2.2 Deliveries by Superior. At the Closing, Superior shall deliver to Hercules the following:

(a) Title to the Vessels, free and clear of all Encumbrances; provided however, that in the event any of the Vessels is subject to any Encumbrance, Superior shall deliver any mortgage or other lien release documents necessary to establish that the Vessels are or will be upon the filing of such documents, free and clear of all Encumbrances;

(b) Bills of sale for each Vessel fully executed by Superior in a mutually acceptable form for recording with the U.S. Coast Guard National Vessel Documentation Center (the “Bills of Sale”), pursuant to which Superior shall transfer to Hercules all right, title and ownership of the Vessels sold, transferred, conveyed, assigned and delivered;

(c) All documentation, certificates and instruments relating to the Vessels as may be in Superior’s possession, including, without limitation, Superior’s technical information, as-built drawings, operations manuals, vessel logs and documentation of repairs and inspections pertaining to the Vessels and which relate primarily to or are necessary for the operation, consistent with Superior’s past practices, of the Vessels;

(d) The Protocols of Delivery and Acceptance, duly executed by Superior;

(e) A certificate executed by the Secretary of Superior certifying the names, titles and signatures of the officer(s) authorized to execute this Agreement and further certifying that the execution, delivery and performance of this Agreement, the other documents, certificates and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action on the part of Superior; and

(f) A certificate, executed by an authorized officer of Superior, certifying that all representations and warranties of Superior are true and correct in all material respects on and as of the time of the Closing with the same effect as though made on and as of such date.

2.3 Representations, Warranties and Agreements. All representations and warranties made by Hercules and Superior shall be true and correct in all material respects on and as of the time of the Closing with the same effect as though made on and as of such date, except to the extent waived in its sole discretion by the recipient of the representation and warranty, and Hercules and Superior shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date; provided, however, that a party who is in breach of its representations and warranties in this Agreement or who has failed to perform any of its covenants and agreements under this Agreement may not delay the Closing pursuant to this Section 2.3.

2.4 No Litigation. There shall be no pending or threatened proceedings, nor any action, order decree or judgment against Superior or Hercules that (a) involves a challenge to, or seeks damages or other relief in connection with any of the transactions contemplated by this Agreement or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Superior hereby represents and warrants to Hercules as of the date hereof and as of the Closing Date as follows:

3.1 Organization, Existence and Corporate Power. Superior is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Louisiana and has all requisite limited liability company power and authority to (a) own and operate the Vessels as presently owned and operated and (b) execute, deliver and perform its obligations under this Agreement and the other documents, certificates and instruments contemplated hereby. Superior has not been and is not engaged in the business of selling tangible personal property similar to the Vessels and Superior has not and does not hold itself out to be engaged in such business. There is no pending or, to Superior’s knowledge, threatened action for the dissolution, liquidation or insolvency of Superior.

3.2 Authorization and Execution. The execution, delivery and performance of this Agreement, the other documents, certificates and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action on the part of Superior. This Agreement and, when executed and delivered, each other document, certificate and instrument required to be executed, have been duly executed and delivered by Superior and constitute the legal, valid and binding obligations of Superior enforceable against Superior in accordance with the respective terms hereof and thereof, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights and general principles of equity.

3.3 Conflict. Neither the execution, delivery or performance by Superior of this Agreement nor the consummation of the transactions contemplated hereby will violate or contravene Superior’s articles of organization or operating agreement or any judgment, decree, order or award of any court or other governmental agency or any permit, license, law, rule or regulation applicable to Superior or any of its respective properties or assets or conflict with, result in a breach of or constitute a default under, any agreement, instrument or contractual obligation to which Superior is a party or by which it or its properties are bound.

3.4 Title; No Encumbrance; Vessels. Superior has good, valid and marketable title to the Vessels, and on the Closing Date Superior will deliver any necessary mortgage or lien releases such that, upon filing of same, the Vessels shall be free and clear of all mortgages, security interests, debts, claims, liens, libels and encumbrances of any kind whatsoever (“Encumbrances”). Superior is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended, qualified to engage in the trade in which the Vessels have been employed. Except as set forth on Schedule A, the Vessels are duly documented under the laws and flag of the United States and are qualified to engage in the coastwise trade. The Vessels are duly documented in the name of Superior as owner with the U.S. Coast Guard and, except as indicated on Schedule A, the Vessels have, and as of the Closing Date will have, current certificates of inspection and documentation in effect with the U.S. Coast Guard, in each case free of reportable exceptions or notations of record.

3.5 Litigation. There are no legal actions, suits, arbitrations, government investigations or other legal or administrative proceedings, nor any order, decree or judgment pending, or in effect, or threatened against or relating to the Vessels. In addition, there are no legal actions, suits, arbitrations, government investigations or other legal or administrative proceedings, nor any order, decree or judgment pending, or in effect, or threatened against or relating to Superior in connection with or relating to the transactions contemplated by this Agreement.

3.6 Taxes. Superior has duly and timely prepared and filed with the appropriate governmental authorities all returns, reports, information returns or other documents filed or required to be filed with such governmental authorities and has paid any taxes or other amounts due in respect thereof that if unpaid could result in a claim by any governmental authority against any of the Vessels or Hercules.

3.7 Liftboat Operation. Superior has operated the Vessels so as to comply with all applicable laws and regulations that if breached by Superior could result in a claim by any governmental authority against any of the Vessels or Hercules.

3.8 Vessel Crew. No member of the Vessel Crew (as defined below) is presently a member of a collective bargaining unit and, to Superior’s knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the members of the Vessel Crew.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Hercules hereby represents and warrants to Superior as of the date hereof and as of the Closing Date as follows:

4.1 Organization, Existence and Corporate Power. Hercules is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to (a) own and operate the Vessels as presently owned and operated and (b) execute, deliver and perform its obligations under this Agreement and the other documents, certificates and instruments contemplated hereby. There is no pending or, to Hercules’s knowledge, threatened action for the dissolution, liquidation or insolvency of Hercules.

4.2 Authorization and Execution. The execution, delivery and performance of this Agreement, the other documents, certificates and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action of Hercules. This Agreement and the other documents, certificates and instruments contemplated hereby have been duly executed and delivered by Hercules and constitute the legal, valid and binding obligation of Hercules enforceable against Hercules in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights and general principles of equity.

4.3 Conflict. Neither the execution, delivery or performance by Hercules of this Agreement nor the consummation of the transactions contemplated hereby will violate or contravene Hercules’s organizational documents or any judgment, decree, order or award of any court or other governmental agency or any permit, license, law, rule or regulation applicable to Hercules or its property or assets or conflict with, result in a breach of or constitute a default under, any agreement, instrument or contractual obligation to which Hercules is a party or by which Hercules or its properties are bound.

4.4 Litigation. There are no legal actions, suits, arbitrations, government investigations or other legal or administrative proceedings, nor any order, decree or judgment pending, or in effect, or threatened against Hercules in connection with or relating to the transactions contemplated by this Agreement.

4.5 Financing. Hercules has sufficient funds to pay the Closing Payment in cash at the Closing and to pay the Holdback Amount on the Holdback Payment Date in accordance with Section 1.2 hereof. The obligations of Hercules to may any payments pursuant to this Agreement shall not be subject to the receipt of any financing by Hercules.

4.6 Citizenship. Hercules is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended, qualified to engage in the trade in which the Vessels are employed.

ARTICLE 5

CERTAIN AGREEMENTS

5.1 Further Assurances. From time to time and at any time on or after the Closing, without further consideration, each party agrees to execute and deliver such further instruments of conveyance and transfer as may be reasonably necessary to transfer and convey to Hercules all right, title and interests to and in the Vessels upon the terms and subject to the conditions set forth in this Agreement.

5.2 Access. Superior agrees that, prior to the Closing Date, Hercules shall be entitled, through its employees and representatives and at its own risk and expense, to make such investigation of the Vessels as it reasonably requests and deems necessary or appropriate for the purpose of familiarizing itself with the Vessels. Any such investigation shall be conducted at reasonable times and after reasonable advance notice to Superior and shall not interfere with the scheduled operation of the Vessels. In order that Hercules may have full opportunity to make such investigation of the Vessels as it may reasonably request, Superior shall cause the its employees, agents and representatives who have knowledge of the Vessels to cooperate fully with Hercules in connection with such examination.

5.3 Operation of Vessels.

(a) From and after the execution and delivery of this Agreement until the Closing, Superior shall own, use and operate the Vessels in the ordinary course of business, consistent with past practices, including maintenance and repair of the Vessels, shall preserve the Vessels in their current condition (ordinary wear and tear excepted), shall not sell, transfer or assign any of the Vessels, shall continue to purchase on-board consumables and similar items in the ordinary course of business and consistent with past practices, shall comply in all material respects with all applicable laws and regulations in regard to the Vessels, shall not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, shall not subject any of the Vessels to any Encumbrance not affecting the Vessels as of the date hereof and shall not agree to take any action prohibited by this Section 5.3 or anything that would make the representations and warranties of Superior contained in this Agreement untrue or incorrect in any material respect.

(b) From and after the execution and delivery of this Agreement until the Closing, Hercules shall not take any action or agree to take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, and shall not take any action or agree to take any action that would make the representations and warranties of Hercules contained in this Agreement untrue or incorrect in any material respect.

5.4 Update Information. Each party hereto will promptly disclose to the other any information contained in its representations and warranties that because of an event occurring after the date hereof is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend, or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment, or supplement in writing.

5.5 Employee Matters.

(a) Immediately prior to the Effective Time, Superior shall terminate its employment of the employees listed on Schedule 5.5(a) (the “Vessel Crew”), each of whom is actively at work and assigned to crew the Vessels, and Superior shall pay or otherwise satisfy when due all obligations of Superior to the Vessel Crew through the Closing Date. Hercules will employ all of the Vessel Crew effective as of the Effective Time at base salaries or wages comparable to those paid to similarly situated employees of Hercules. Upon request of Hercules and subject to applicable law, Superior shall provide Hercules access to, and provide data regarding, employment information concerning the Vessel Crew and such other personnel records as Hercules may reasonably request.

(b) Hercules shall not assume any employee benefit Plan, program or arrangement of Superior. Superior shall have no responsibility for, and the Hercules shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of the Vessel Crew by Hercules after the Effective Time. Hercules shall have no responsibility for, and Superior shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of the Vessel Crew by Superior before the Effective Time and the termination of the employment of the Vessel Crew by Superior. For purposes of this Agreement, “Plan” shall mean any pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that is maintained or contributed to by Superior or any organization that is a member a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) if the Internal Revenue Code of 1986, as amended, of which Superior is a member (the “Controlled Group”) or under which Superior or any member of the Controlled Group has any liability or contingent liability, and which covers the employees of Superior.

(c) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a member of the Vessel Crew under any employee benefit policies, Plans, arrangements, programs, practices, or agreements of Superior and Hercules.

5.6 Asbestos Abatement.

(a) Except as provided in Section 5.6(b), on or prior to the Closing, Superior shall cause to be removed from the Vessels any asbestos or asbestos-containing materials that require abatement pursuant to applicable laws and regulations. Any such asbestos or asbestos-containing material shall be removed from the Vessels and disposed of in a good and workmanlike manner and in compliance with all applicable laws and regulations.

(b) Following the Closing, Hercules shall provide reasonable notice to Superior when the Superior Synergy, Superior Principle and Superior Outlook are scheduled to return to port. Superior shall arrange with Hercules, but at Superior’s sole cost and expense, to have removed from each such Vessel while it is in port any asbestos or asbestos-containing materials that require abatement pursuant to applicable laws and regulations. Any such asbestos or asbestos-containing materials shall be removed from each such Vessel and disposed of in a good and workmanlike manner and in compliance with all applicable laws and regulations. Superior and Hercules shall cooperate with each other to ensure that any required asbestos removal can be accomplished as promptly as practicable during each such Vessel’s time in port in accordance with this Section 5.6(b).

5.7 Vessel Names, Signage and Company Color Identification. Promptly following the Closing, but in any event within 60 days after the Closing Date, Hercules shall remove, or cause to be removed, from the Vessels any markings bearing the name “Superior” (including any variations or deviations thereof) or any trademarks, trade names or logos of Superior or any of its affiliates.

5.8 Confidentiality. Superior and Hercules agree that the terms of this Agreement, the amounts paid or payable hereunder, and the agreements and documents referenced or contemplated herein shall remain strictly confidential and shall not be revealed to any person or entity or published in any manner except as may be required by applicable rule, regulation, law or stock exchange rule; provided, however, that, if either party is compelled by court order or similar legal process to disclose such information, such party will promptly notify the other party in order to permit such other party (at its sole expense) to seek a protective order or take other appropriate action with respect to such disclosure. Notwithstanding the foregoing, either party may disclose such information in confidence to its parent companies, affiliates and subsidiaries, and the directors, officers, employees, attorneys and accountants of such entities, who shall be subject to the same duty of confidentiality as if they were a party hereto.

5.9 Acquisition Proposals. None of Superior or any of its affiliates nor any director, officer, employee or representative of any of them shall, directly or indirectly (a) solicit, initiate or knowingly encourage any Acquisition Proposal or (b) engage in discussions or negotiations with any person or entity that is considering making or has made an Acquisition Proposal, other than to reject any unsolicited proposal or inquiry. Superior shall immediately cease and cause to be terminated any existing activities, discussion or negotiations with any person conducted heretofore with respect to any Acquisition Proposal. The term “Acquisition Proposal” as used herein shall mean any offer or proposal for, or any indication of interest in, the acquisition of any portion of the Vessels, other than the transactions contemplated by this Agreement.

ARTICLE 6

TERMINATION

6.1 Termination. This Agreement may, by written notice given at or prior to the Closing, be terminated: (a) by mutual consent of Superior and Hercules; (b) by Superior or Hercules if there has been a material breach by the other of any representation, warranty or covenant contained in this Agreement (other than as a result of the failure to obtain or deliver any release of any Encumbrance affecting any of the Vessels required to be delivered pursuant to Section 2.2(a)) that shall not have been cured or waived by the other party prior to the earlier of ten days following notice of such breach or June 30, 2005; (c) by Superior or Hercules if the conditions to Closing required by Article 2 shall not have been met or waived by the Closing Date, or the Closing has not occurred by June 30, 2005 (in either case other than as a result of the failure to obtain or deliver any release of any Encumbrance affecting any of the Vessels required to be delivered pursuant to Section 2.2(a)); or (d) by Superior or Hercules if Superior has been unable after the use of commercially reasonable efforts to obtain and deliver, by June 30, 2005, any release of any Encumbrance affecting any of the Vessels required to be delivered pursuant to Section 2.2(a); provided, however, that the party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement has resulted in the failure of a condition to Closing set forth in Article 2 shall not be entitled to terminate this Agreement pursuant to Section 6.1(b) or (c).

6.2 Effect of Termination; Survival. Upon termination of this Agreement pursuant to Section 6.1, this Agreement shall be void and of no effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party except for any liability arising out of a breach of any covenant in this Agreement prior to the date of termination or any covenant that survives pursuant to this Section 6.2. The following provisions shall survive any termination of this Agreement: Section 5.8, this Section 6.2 and Article 8.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of Hercules by Superior. Superior hereby agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless Hercules, from and against any and all liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of Superior or any of its servants, crew or agents), actions, suits and related costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, “Losses”), imposed on, asserted against or incurred by Hercules, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of (a) any inaccuracy in any representation or warranty of Superior in this Agreement or any breach or nonfulfillment of any covenant, agreement or other obligation of Superior, (b) Encumbrances affecting the Vessels or arising as a matter of law from events occurring prior to the Closing Date or (c) subject to Section 1.3, any Losses sustained by Hercules arising out of or related to Superior’s ownership or operation of the Vessels prior to the Closing Date.

7.2 Indemnification of Superior by Hercules. Hercules hereby agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless Superior, from and against any and all Losses imposed on, asserted against or incurred by Superior, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of (a) any inaccuracy in any representation or warranty of Hercules in this Agreement or any breach or nonfulfillment of any covenant, agreement or other obligation of Hercules or (b) any Losses sustained by Superior arising out of or related to the ownership or operation of the Vessels after the Closing Date.

7.3 Notice and Defense of Third Party Claims. If any third party demand, claim, action or proceeding shall be brought or asserted under Section 7.1 or 7.2 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Section 7.1 or 7.2 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice thereof to the Indemnifying Person who shall have the right to assume its defense, including the hiring of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations under Section 7.1 or 7.2 only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, does not assume the defense thereof, the Indemnified Personal shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 6.3 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified

Person’s prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any third party demand, claim, action or proceeding and for all damages incurred by the Indemnified Party in connection with the defense of such demand, claim, action or proceedings.

ARTICLE 8

MISCELLANEOUS

8.1 Expenses. Hercules and Superior shall each pay their own out-of-pocket fees and expenses, including, without limitation, legal, accounting, advisory or other fees and expenses, arising in connection with any transactions contemplated by this Agreement. The parties hereto represent and warrant to each other that no broker commissions are due and payable with respect to the transactions contemplated hereby.

8.2 Ad Valorem Taxes. Hercules and Superior agree that any ad valorem taxes payable in respect of the Vessel for 2005 shall be pro rated between them based upon the number of days in 2005 that the Vessels are owned by each of them. Hercules agrees to reimburse Superior on such basis promptly upon receipt of evidence that the 2005 ad valorem taxes, if any, have been paid.

8.3 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach or validity thereof shall be submitted to binding arbitration in New Orleans, Louisiana. The arbitration shall be conducted by three arbitrators, one of whom shall be chosen by Superior, one of whom shall be chosen by Hercules and one of whom shall be chosen by mutual agreement of the arbitrators chosen by Superior and Hercules. The arbitrators shall have extensive experience in matters involving oilfield service vessels and related marine equipment. The decision of the arbitrators shall require a majority vote and shall be conclusive and binding upon Hercules and Superior. Any decision of the arbitrators shall be final and conclusive, may be used as a basis for entry of judgment in any court having jurisdiction thereof. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The costs and expenses of the arbitrators shall be shared equally by Superior and Hercules.

8.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and hereby supersedes any other prior agreement of the parties with respect to the matters set forth herein whether written or oral. No modification, waiver or amendment of this Agreement shall be effective unless such modification, waiver or amendment shall be in writing and executed by each of the parties hereto.

8.5 Notices. Except as may otherwise be expressly provided herein, any notice herein required or permitted to be given shall be in writing, and may be personally served, sent by registered United States mail or by overnight delivery service providing for evidence of receipt or by facsimile transmission with written confirmation of receipt and shall be deemed to have been given upon receipt by the party notified. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 8.5) shall be as set forth opposite each party’s name on the signature page hereof.

8.6 Survival. All agreements, indemnities, covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement and the delivery of the Vessels.

8.7 Severability; Counterparts. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

8.8 Governing Law. This Agreement shall be construed in accordance with U.S. general maritime law and, to the extent applicable, the substantive laws of the State of Louisiana without regard to conflicts of law principles.

8.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Hercules nor Superior may assign its rights under this Agreement without the prior written consent of the other party; provided, however, that Hercules may assign its rights and obligations hereunder to affiliate of Hercules; provided, further, however, that any such assignment shall not relieve Hercules from any of its obligations hereunder.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Vessel Purchase Agreement as of the date first above written.

Hercules’s address is:	BUYER:

2929 Briarpark Dr., Suite 435 Houston, Texas 77042 Attn.: Randy Stilley Telephone: 713-952-7977 Facsimile: 713-952-7990	HERCULES OFFSHORE LLC

	By:	/s/ Randall D. Stilley
	Name:	Randall D. Stilley
	Title:	Manager

Superior’s address is:	SELLER:

1105 Peters Road Harvey, Louisiana Attn.: Ken Blanchard Telephone: (504) 362-4321 Facsimile: (504) 362-1818	SUPERIOR ENERGY SERVICES, L.L.C.

	By:	/s/ Ken Blanchard
	Name:	Ken Blanchard
	Title:	Chief Operating Officer

SCHEDULE A

Vessels

Vessel Name	Official Number	Reduction of Purchase Price for Actual or Constructive Total Loss	Purchase Price Allocation
Superior Faith	693612	$1,500,000	$1,500,000
Superior Independence	681064	$1,100,000	$1,100,000
Superior Reward	623835	$1,600,000	$1,600,000
Superior Principle	626741	$1,150,000	$1,150,000
Superior Synergy	650777	$1,800,000	$1,800,000
Superior Pacesetter	638403	$1,400,000	$1,400,000
Superior Outlook	678621	$1,750,000	$1,750,000
Superior Honor*	646325	$850,000	$850,000
Superior Strategy	576299	$1,300,000	$1,300,000
Superior Mission	587423	$1,200,000	$1,200,000
Superior Performance	629195	$1,300,000	$1,300,000
Superior Culture*	625879	$750,000	$750,000
Superior Quality	600343	$1,100,000	$1,100,000
Superior Inspiration	573973	$1,300,000	$1,300,000
Superior Knowledge	543043	$1,200,000	$1,200,000
Superior Confidence*	556463	$500,000	$500,000
Superior Respect*	641871	$200,000	$200,000

*	Indicates a Vessel that does not have a current U.S. Coast Guard certificate of inspection and other required U.S. Coast Guard certifications.

SCHEDULE 1.2

Drydock Budgeted Amounts

Vessel Name	Budgeted Amount
Superior Respect	$350,000
Superior Culture	$450,000
Superior Confidence	$200,000
Superior Honor	$450,000
Superior Performance	$253,500
Superior Reward	$183,000
Superior Principle	$483,000
Superior Independence	$154,000
Superior Outlook	$520,000
Superior Faith	$158,000
Superior Pacesetter	$153,000
Superior Synergy	$158,000
Superior Inspiration	$400,000

SCHEDULE 5.5(A)

Vessel Crew

DALTON	COMEAUX	100 Ton	9/19/1995	3-Captain	Captains	18
LINCOLN	GEDWARD	100 Ton	12/1/1998	3-Captain	Mates	5
MURRAY	HEBERT	100 Ton	7/11/1996	3-Captain	Able Seaman	5
DAVID	KORZENOWSKI	100 Ton	11/4/2002	3-Captain	Ordinary Seaman	2
BRIAN	LABARGE	100 Ton	3/1/2002	3-Captain	Cooks	8
RUSSELL	LEMAIRE	100 Ton	6/2/1993	3-Captain	Deckhands	8
DONALD	MOCK	100 Ton	7/11/1996	3-Captain
ROBERT	POLOMBO	100 Ton	8/29/1983	3-Captain	Total	46
KENNETH	SOILEAU	100 Ton	8/3/1994	3-Captain
DARREN	SOLET	100 Ton	11/4/2002	3-Captain
JERRY	TAYLOR	100 Ton	7/31/2000	3-Captain
JIMMY	VINCENT	100 Ton	11/1/1999	3-Captain
WILLIAM	VOLKER	150 Ton	2/5/2002	3-Captain
MICHAEL	EAGLIN	200 Ton	8/7/2000	3-Captain
EARNESTO	COLEMAN	500 Ton	6/3/2002	3-Captain
DENNIS	DOWNING	500 Ton	11/27/2000	3-Captain
RANDY	FILTER	500 Ton	9/24/2001	3-Captain
MARCUS	AUSTIN	200 Ton	9/15/1998	4-Mate
CARLTON	CARR	200 Ton	5/12/2003	4-Mate
CHRISTOPHER	SIMS	200 Ton	7/28/1998	4-Mate
DOUGLAS	SMITH	200 Ton	6/25/2004	4-Mate
JOHN	WELCH	200 Ton	10/31/2001	4-Mate
CLINT	CARR	Able Seaman	6/2/2003	6-Able Seaman
LIONEL	LABEAU	Able Seaman	9/11/2001	6-Able Seaman
CHARLES	RENTHROPE	Able Seaman	10/13/2003	6-Able Seaman
GARY	SITES	Able Seaman	6/2/2003	6-Able Seaman
SAMUEL	VERA	Able Seaman	8/9/2004	6-Able Seaman
MARQUIS	PERSON	Ordinary Seaman	6/14/2004	8-Ordinary Seaman
JOSEPH	PRUDHOMME	Ordinary Seaman	10/27/2003	8-Ordinary Seaman
CHAD	AYCOCK		9/8/2003	9-Cook
J	JACKSON		1/16/2004	9-Cook
JEFFERY	PAYTON		4/5/1999	9-Cook
RONALD	BLANCHARD	Able Seaman	2/5/2001	9-Cook
JOHN	MCLAUGHLIN	Able Seaman	3/8/2004	9-Cook	2 weeks on and 4 off
ERIC	DOUGLAS	Ordinary Seaman	4/16/2001	9-Cook
HENRY	KEYS	Ordinary Seaman	2/5/2001	9-Cook
MARK	SPRECKER	Ordinary Seaman	6/2/2003	9-Cook
PURVIS	CORMIER		5/6/2002	91-Deckhand
ALVIN	FABRE		1/3/2005	91-Deckhand
BRANDON	HIGGINBOTHAM		12/27/2004	91-Deckhand
BYRON	JONES		12/13/2004	91-Deckhand
ORLANDUS	LEWIS		8/29/2003	91-Deckhand
NELSON	PETILLO		12/13/2004	91-Deckhand
CARL	SIGLER		11/21/2000	91-Deckhand
HANK	SOLET		1/10/2005	91-Deckhand